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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.    )*
                                            ----

                               Charles & Colvard
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   159765106
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                January 16, 2002
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]  Rule 13d-1(b)
    [X]  Rule 13d-1(c)
    [ ]  Rule 13d-1(d)


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*  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 159765106
          ---------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Rodney D. Baber, Jr. ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]


          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    768,450
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

          ---------------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          768,450
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]


          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          5.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          IN
          ---------------------------------------------------------------------
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                                  SCHEDULE 13G

ITEM 1.
(A) NAME OF ISSUER
Charles and Colvard, Ltd.
(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
3800 Gateway Boulevard, Suite 310
Morrissville, NC 27560

ITEM 2.
(A) NAME OF PERSON FILING
Rodney D. Baber
(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE
Morgan Keegan and Co., Inc.
50 N. Front Street, 15th Floor
Memphis, TN 38117
(C) CITIZENSHIP
USA
(D) TITLE OF CLASS OF SECURITIES
Common Stock
(E) CUSIP NUMBER
000159765106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 240.13d-1(b) OR 240.13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:
N/A

ITEM 4. OWNERSHIP
Reference is hereby made to Items 5, 6, 7, 8, 9, 10, and 11 of the Cover Page to this Schedule 13G.

ITEM 5. OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS
N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
N/A

ITEM 10. CERTIFICATION
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           1/20/2002
                                         --------------------------
                                         Date

                                         /s/ Rodney D. Baber
                                         --------------------------
                                         Signature

                                Rodney D. Baber
                                ---------------
                                   Name/Title